UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: August 13, 2008

(Date of earliest event reported)

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

13737 Noel Road

Dallas, Texas 75240

(Address of principal executive offices, including zip code)

(469) 893-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Tenet Healthcare Corporation (the “Registrant”) is filing this Current Report on Form 8-K to disclose that, on August 13, 2008, certain subsidiaries of the Registrant were awarded $36 million in insurance recoveries by an independent arbitration panel. With interest, the Registrant expects to receive approximately $46 million, subject to additional adjustments. The decision is subject to a limited right of appeal and further rulings on costs and fees. As most recently disclosed in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Annual Report”), the Registrant filed for arbitration in January 2005 against three carriers in its pursuit of insurance recoveries under its excess professional and general liability insurance policies in connection with the December 2004 settlement of patient litigation related to the Registrant’s former Redding Medical Center. As stated in the Annual Report, the Registrant previously reached a settlement with one of the excess carriers in the amount of $45 million, which was recorded in the quarter ended March 31, 2006 and collected in July 2006. The Registrant will record the proceeds from this most recent award in its financial statements for the quarter ending September 30, 2008. This amount is incremental to the Registrant’s initiatives to increase the efficiency of its balance sheet, as described in the Annual Report. The Registrant continues to pursue additional recoveries from the remaining excess insurance carrier for the Redding claims.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ Biggs C. Porter
Biggs C. Porter
Chief Financial Officer

Date: August 14, 2008

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